February 4, 1997



                                                            20897.57615


  Versar, Inc.
  6850 Versar Center
  Springfield, Virginia 22151

       Re:  Versar, Inc.
            1996 Stock Option Plan
            Registration Statement on Form S-8

  Ladies and Gentlemen:

            As counsel for Versar, Inc., a Delaware corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,000,000 shares of the Company's common stock, par value $0.01 per share, for issuance pursuant to the Company's 1996 Stock Option Plan.

            We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 1,000,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Versar, Inc.


                                Respectfully submitted,

                                /s/ Paul, Hastings, Janofsky & Walker LLP
                                -------------------------------------------
                                Paul, Hastings, Janofsky & Walker LLP